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                                        BYLAWS

                                          OF

                                OLYMPIC FINANCIAL LTD.


                                      ARTICLE 1
                               OFFICES, CORPORATE SEAL


    Section 1.1 REGISTERED AND OTHER OFFICES. The registered office of the Corporation in Minnesota shall be that set forth in the Articles of Incorporation or in the most recent amendment of the Articles of Incorporation or statement of the Board of Directors filed with the Secretary of State of Minnesota changing the registered office in the manner prescribed by law. The Corporation may have such other offices, within or without the State of Minnesota, as the Board of Directors shall, from time to time, determine.

    Section 1.2 CORPORATE SEAL. If so directed by the Board of Directors by resolution, the Corporation may use a corporate seal. The failure to use such seal, however, shall not affect the validity of any documents executed on behalf of the Corporation. The seal need only include the word "seal", but it may also include, at the discretion of the Board, such additional wording as is permitted by law.

    Section 1.3 ARTICLES OF INCORPORATION. In the event of any conflict or inconsistency between these Bylaws, or any amendment thereto, and the Articles of Incorporation or any amendment thereto, whenever adopted, the Articles of Incorporation shall govern.

                                      ARTICLE 2
                               MEETINGS OF SHAREHOLDERS

    Section 2.1 TIME AND PLACE OF MEETINGS. Regular or special meetings of the shareholders, if any, shall be held on the date and at the time and place fixed by the Chief Executive Officer, the Chairman of the Board, or the Board, except that a regular or special meeting called by, or at the demand of a shareholder or shareholders, pursuant to Minnesota Statutes, Section 302A.431, Subd. 2, shall be held in the county where the principal executive office is located.

    Section 2.2 REGULAR MEETINGS. At any regular meeting of the shareholders, there shall be an election of qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting. Any business appropriate for action by the shareholders may be transacted at a regular meeting. No meeting shall be considered a regular meeting unless specifically designated as such in the notice of meeting or unless all the shareholders are present in person or by proxy and none of them objects to such designation. Regular meetings may be held no more frequently than once per year.

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    Section 2.3    DEMAND BY SHAREHOLDERS.  Regular or special meetings may be demanded by a shareholder or shareholders, pursuant to the provisions of Minnesota Statutes, Sections 302A.431, Subd. 2, and 302A.433, Subd. 2, respectively. If a regular meeting of shareholders has not been held during the immediately preceding fifteen (15) months, a shareholder or shareholders holding three (3) percent or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders by written notice of demand given to the Chief Executive Officer or the Chief Financial Officer of the Corporation.
A shareholder or shareholders holding ten (10) percent or more of the voting power of all shares entitled to vote may demand a special meeting of shareholders by written notice of demand given to the Chief Executive Officer or Chief Financial Officer of the Corporation and containing the purposes of the meeting. Within thirty (30) days after receipt of the demand by one of those officers, the Board shall cause a special meeting of shareholders to be called and held on notice no later than ninety (90) days after receipt of the demand, all at the expense of the Corporation. If the Board fails to cause a special meeting to be called and held as required by this subdivision, the shareholder or shareholders making the demand may call the meeting by giving notice as required by Minnesota Statutes, Section 302A.435, all at the expense of the Corporation. The business transacted at a special meeting is limited to the purposes stated in the notice of the meeting. Any business transacted at a special meeting that is not included in those stated purposes is voidable by or on behalf of the Corporation, unless all of the shareholders have waived notice of the meeting in accordance with Minnesota Statutes, Section 302A.435.

    Section 2.4 QUORUM; ADJOURNED MEETINGS. The holders of a majority of the voting power of the shares entitled to vote at a meeting constitute a quorum for the transaction of business; said holders may be present at the meeting either in person or by proxy. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though withdrawal of shareholders originally present leaves less than the proportion or number otherwise required for a quorum. In case a quorum shall not be present in person or by proxy at a meeting, those present in person or by proxy may adjourn to such day as they shall, by majority vote, agree upon, and a notice of such adjournment shall be mailed to each shareholder entitled to vote at least five (5) days before such adjourned meeting. If a quorum is present in person or by proxy, a meeting may be adjourned from time to time without notice, other than announcement at the meeting. At adjourned meetings at which a quorum is present in person or by proxy, any business may be transacted at the meeting as originally noticed.

    Section 2.5 VOTING. At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy. Unless otherwise provided by the Articles of Incorporation or a resolution of the Board of Directors filed with the Secretary of State, each shareholder shall have one vote for each share held. Upon demand of any shareholder, the vote upon any question before the meeting shall be by ballot.

    Section 2.6 NOTICE OF MEETINGS. Notice of all meetings of shareholders shall be given to every holder of voting shares, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment. Notice of regular

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meetings of shareholders shall be given at least fourteen (14), but not more than sixty (60) days before the date of the meeting. Notice of special meetings of shareholders may be given upon not less than ten (10) nor more than sixty (60) days, except that written notice of meeting at which an agreement of merger or exchange is to be considered shall be given to all shareholders, whether entitled to vote or not, at least fourteen (14) days prior thereto. Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose stated in the call, unless all of the shareholders are present in person or by proxy and none of them objects to consideration of a particular item of business.

    Section 2.7 WAIVER OF NOTICE. A shareholder may waive notice of any meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at or after the meeting and whether given in writing, orally or by attendance.

    Section 2.8  NOTICE OF SHAREHOLDER BUSINESS

    (A)  REGULAR MEETINGS OF SHAREHOLDERS.

         (1) The proposal of business, except nominations of persons for election to the Board of Directors of the Corporation, to be considered by the shareholders at a regular meeting of shareholders may be made by any shareholder of the Corporation who is entitled to vote at the meeting and who complies with the notice procedures set forth in clause (2) of this paragraph (A) of this Bylaw and who was a shareholder of record at the time such notice is delivered to the Secretary of the Corporation.

         (2) For business, except nominations of persons for election to the Board of Directors of the Corporation, to be properly brought before a regular meeting by shareholder pursuant to Paragraph (A) (1) of this Bylaw the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive office of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (a) as to any business, except for nominations of persons for election to the Board of Directors of the Corporation, that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i)

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    the name and address of such shareholder, as they appear on the
    Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

    (B) SPECIAL MEETINGS OF SHAREHOLDERS. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting pursuant to Section
2.6 of these Bylaws.

    (C)  GENERAL.

         (1) Only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Bylaw, and, if any proposed business is not in compliance with this Bylaw, to declare that such defective proposal shall be disregarded.

         (2) For purposes of this Bylaw, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

         (3) Notwithstanding the foregoing provisions of this Bylaw, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-5 under the Exchange Act.

    Section 2.9 AUTHORIZATION WITHOUT A MEETING. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting as authorized by law.

    Section 2.10 RECORD DATE. The Board of Directors may fix a time, not exceeding sixty (60) days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at such meeting, notwithstanding any transfer of shares on the books of the Corporation after any record date so fixed. The Board of Directors may close the books of the Corporation against the transfer of shares during the whole or any part of such period. If the Board of Directors fails to fix a record date for the determination of the shareholders entitled to notice of and to vote at any meeting of the shareholders, the record date shall be the twentieth (20th) day preceding the date of such meeting.

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                                      ARTICLE 3
                                      DIRECTORS

    Section 3.1 GENERAL. The business and affairs of the Corporation shall be managed by or shall be under the direction of the Board of Directors.

    Section 3.2 NUMBER, QUALIFICATIONS AND TERM OF OFFICE. The Board of Directors shall consist of four (4) persons. The Board of Directors may, however, increase the number of directors and fill the vacancy or vacancies created thereby. If the number of directors has been increased by the Board of Directors as provided herein, then at the next succeeding meeting of shareholders at which directors are elected, the number of directors to be elected shall be such increased number. Directors need not be shareholders. Each of the directors shall hold office until the regular meeting of the shareholders next held after his election, until his successor shall have been elected and shall qualify, or until he shall resign or shall have been removed as hereinafter provided. No person (other than a person nominated by or on behalf of the Board) shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination is received from a shareholder of record by the Secretary of the Corporation not less than sixty (60) days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director.

    Section 3.3 BOARD MEETINGS; PLACE AND NOTICE. Meetings of the Board of Directors may be held from time to time at any place within or without the State of Minnesota that the Board of Directors may designate. In the absence of designation by the Board of Directors, Board meetings shall be held at the principal executive office of the Corporation, except as may be otherwise unanimously agreed orally or in writing or by attendance, Special or regular meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, or the Chief Financial Officer, upon not less than twenty-four (24) hours notice. Any director may call a Board meeting by giving not less than five (5) business days notice to all directors of the date and time of the meeting. The notice need not state the purpose of the meeting. Notice may be given by mail, telephone, telegram, telecopy or by personal service. If the meeting schedule is adopted by the Board, or if the date and time of a Board meeting has been announced at a previous meeting, no notice is required.

    Section 3.4 WAIVER OF NOTICE. A director may waive notice of a meeting of the Board. A waiver of notice by a director is effective, whether given before, at or after the meeting and whether given in writing, orally or by attendance.

    Section 3.5 QUORUM. A majority of the directors currently holding office is a quorum for the transaction of business.

    Section 3.6 VACANCIES. Vacancies on the Board resulting from the death, resignation or removal of a director, or by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum. Each director elected under this Section to fill a vacancy holds office until a qualified successor is elected by the shareholders at the next regular or special meeting of the shareholders.

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    Section 3.7    COMMITTEES.  The Board may by resolution establish
committees in the manner provided by law. Committee members need not be directors. The following committees, if established by the Board, shall have the responsibilities set forth respectively, subject to enlargement or restriction of such responsibilities, as the Board, by resolutions, shall determine:

    a.   AUDIT COMMITTEE

         *Recommending the appointment of independent auditors.
         *Consulting with the independent auditors on the plan of the auditors. *Reviewing, in consultation with the independent auditors, their report of audit or proposed report of audit and the accompanying management letter.
         *Consulting with the independent auditors on the adequacy of internal controls.

    b.   COMPENSATION COMMITTEE

         *Strategically, considers how the achievement of the overall goals and objectives of the Corporation can be aided through adoption of an appropriate compensation philosophy and effective compensation program elements.
         *Administratively, reviews salary progression, bonus allocations, stock awards and the awards of supplemental benefits and perquisites for key executives against the compensation objectives of the Corporation and its overall performance.
         *Approves the compensation arrangements for the Corporation's senior management; also reviews and approves the adoption of any compensation plans in which officers and directors are eligible to participate.

    c.   NOMINATING COMMITTEE

         *Searches for and screens candidates for Board vacancies.  The
          Committee considers broader issues of composition and organization of the Board, including committee assignments and individual Board membership.
         *Evaluates the Board itself and its members and reviews the Corporation's management succession planning.

    d.   EXECUTIVE COMMITTEE

         *Serves as a key link between the full Board and management.
         *Is usually granted broad powers to assure that important matters which arise between Board meetings, and cannot wait for the next scheduled meeting, receive timely attention.
         *Serves as a sounding board for general management problems on matters that affect the Corporation as a whole.

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    e.   FINANCE COMMITTEE

         *Stays informed on a timely basis about the Corporation's financial status.
         *Evaluates the financial information it receives and develops conclusions as to any plan of action needed.
         *Advises corporate management and the full Board in financial matters.
          In some cases, the Finance Committee has the authority to act for the full Board between meetings, but generally it is not empowered to act on its own.

    f.   PENSION REVIEW COMMITTEE

         *Reviews and approves corporate pension policy, formal pension plans and amendments.
         *Reviews actuarial recommendations and makes recommendations regarding the Corporation's contribution to the pension plans.
         *Selects asset managers and provides guidance on the specific investment philosophy to be applied to the ongoing management of the funds.
         *Monitors the performance of the corporate pension funds.
         *Monitors government actions with respect to pension governance and reporting requirements.

    g.   STRATEGIC PLANNING (CORPORATE OBJECTIVES)

         *Ensures the proper future direction of the Corporation by defining the basic corporate and business unit long-term strategic goals vital to the mission of creating shareholder value for the Corporation.
         *Develops strategic plans as to how the Corporation will achieve these objectives.
         *Monitors the progress of the Corporation in achieving its long-term strategic goals.

    h.   STOCK OPTION

         *Assures that the levels and forms of the executive long-term incentive compensation programs are adequate to motivate key management to achieve the corporate long-term strategic goals.
         *Involved in the design and approval of the executive long-term incentive compensation programs.
         *Administers the timing and determination of the size of grants; also interprets plan provisions with regard to setting performance goals and executing plan award agreements with individuals.

    i.   INVESTMENTS

         *Reviews and approves all major allocations of corporate resources.

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         *Evaluates the financial implications of all merger, acquisition and divestiture activities.

    Section 3.8 ABSENT DIRECTORS. A director may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of, or against, the proposal and shall be entered in the minutes or other record of action of the meeting if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

                                   ARTICLE 4
                                    OFFICERS

    Section 4.1 NUMBER. The officers of the Corporation shall consist of a Chief Executive Officer and a Chief Financial Officer. The term "Chief Executive Officer," as such term is used herein, shall include an individual who has all the authority, rights and powers as would ordinarily reside in a Chief Executive Officer of the Company (an "Acting Chief Executive Officer"). The Chief Executive Officer shall preside at all meetings of the shareholders and directors and shall have such other duties as may be prescribed from time to time by the Board of Directors. The Chief Executive Officer shall also see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer and Chief Financial Officer shall have such other duties as are prescribed by statute. The Board may elect or appoint any other officers it deems necessary for the operation and management of the Corporation, each of who shall have the powers, rights, duties, responsibilities and terms of office determined by the Board from time to time. Any number of offices or functions of those offices may be held or exercised by the same person. If specific persons have not been elected as President or Secretary, the Chief Executive Officer may execute instruments or documents in those capacities. If a specific person has not been elected to office of Treasurer, the Chief Financial Officer of the Corporation may sign instruments or documents in that capacity.

    Section 4.2 VICE PRESIDENT. Each Vice President, if one or more are elected, shall have such powers and shall perform such duties as may be specified in the Bylaws or prescribed by the Board of Directors or by the Chairman of the Board or by the Chief Executive Officer. In the event of the absence or disability of the Chief Executive Officer, Vice Presidents shall succeed to his power and duties in the order designated by the Board of Directors.

    Section 4.3 SECRETARY. The Secretary, if one is elected, shall be secretary of and shall attend all meetings of the shareholders and Board of Directors and shall record all proceedings of such meetings in the minute book of the Corporation. He shall give proper notice of meetings of shareholders and directors. He shall perform such other duties as may, from time to time, be prescribed by the Board of Directors, by the Chairman of the Board, or by the Chief Executive Officer.

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    Section 4.4    ELECTION AND TERM OF OFFICE.  The Board of Directors shall from time to time elect a Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer and any other officers or agents the Board deems necessary. Such officers shall hold office until they are removed or their successors are elected and qualified.

    Section 4.5 DELEGATION OF AUTHORITY. An officer elected or appointed by the Board may delegate some or all of the duties or powers of his office to other persons, provided that such delegation is in writing.

    Section 4.6 COMPENSATION OF OFFICERS. An officer shall be entitled only to such compensation as shall be established by written contract or agreement duly approved by or on behalf of the Corporation, or established or approved by resolution of the Board of Directors. Absent such written contract, agreement or resolution of the Board of Directors, no officer shall have a cause of action against the Corporation to recover any amount due or alleged to be due as compensation for services in his or her capacity as an officer of the Corporation.

                                      ARTICLE 5
                              SHARES AND THEIR TRANSFER

    Section 5.1    CERTIFICATE OF SHARES.  Every shareholder of this
Corporation shall be entitled to a certificate, to be in such form as prescribed by law and adopted by the Board of Directors, certifying the number of shares of the Corporation owned by him. The certificates shall be numbered in the order in which they are issued and shall be signed by the Chief Executive Officer and Secretary of the Corporation; provided, however, that when the certificate is signed by a transfer agent or registrar, the signatures of any of such officers upon the certificate may be facsimiles, engraved or printed thereon, if authorized by the Board of Directors. Such certificate shall also have typed or printed thereon such legend as may be required by any shareholder control agreement. Every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled.

    Section 5.2 TRANSFER OF SHARES. Transfer of shares on the books of the Corporation may be authorized only by the shareholder named in the certificate, or the shareholder's legal representative, or the shareholder's duly authorized attorney in fact, and upon surrender of the certificate or the certificates for such shares. The Corporation may treat, as the absolute owner of shares of the Corporation, the person or persons in whose name or names the shares are registered on the books of the Corporation.

    Section 5.3 LOST CERTIFICATES. Any shareholder claiming that a certificate for shares has been lost, destroyed or stolen shall make an affidavit of that fact in such form as the Board of Directors shall require and shall, if the Board of Directors so requires, give the Corporation a sufficient indemnity bond, in form, in an amount, and with one or more sureties satisfactory to the Board of Directors, to indemnify the Corporation against any claims which may be made against it on account of the reissue of such certificate. A new certificate shall then be issued to

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said shareholder for the same number of shares as the one alleged to have been destroyed, lost or stolen.

                                      ARTICLE 6
                                   INDEMNIFICATION

    Section 6.1 INDEMNIFICATION. The Corporation shall indemnify, in accordance with the terms and conditions of Minnesota Statutes, Section 302A.521, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the Board of Directors; and (d) employees and former employees of the Corporation. The Corporation shall not be obligated to indemnify any other person or entity, except to the extent such obligation shall be specifically approved by resolution of the Board of Directors. This Section
6.1 is for the sole and exclusive benefit of the persons designated herein and no person, firm or entity shall have any rights under this Section by way of assignment, subrogation or otherwise and whether voluntarily, involuntarily or by operation of law.

                                      ARTICLE 7
                                    MISCELLANEOUS

    Section 7.1 GENDER REFERENCES. All referenced in these Bylaws to a party in the masculine shall include the feminine and neuter.

    Section 7.2 PLURALS. All references in the plural shall, where appropriate, include the singular and all references in the singular shall, where appropriate, be deemed to include the plural.

                                    CERTIFICATION

       I, James D. Atkinson III, do hereby certify that I am the duly elected, qualified or acting Secretary of Olympic Financial Ltd., a corporation organized under the laws of the State of Minnesota, and that the foregoing is a true and correct copy of the Bylaws as of January 29, 1997.


                                               /s/ James D. Atkinson III
                                               -----------------------------
                                               James D. Atkinson III
                                               Secretary

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